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EXHIBIT 11.1

                          ALDILA, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                                  Twelve months ended
                                                                                      December 31,
                                                                   ---------------------------------------------------
                                                                        1999              1998              1997
                                                                   ---------------   ---------------    --------------
BASIC:
Net income (loss)                                                        $ (2,105)          $ 2,799           $ 1,539

Weighted average number of common shares outstanding                       15,462            15,452            15,625
                                                                   ---------------   ---------------    --------------

Net income (loss) per common share                                       $  (0.14)          $  0.18           $  0.10
                                                                   ===============   ===============    ==============



ASSUMING DILUTION:
Net income (loss)                                                        $ (2,105)          $ 2,799           $ 1,539

Weighted average number of common shares outstanding                       15,462            15,452            15,625

The number of shares resulting from the assumed
exercise of stock options reduced by the number
of shares which could have been purchased with
the proceeds from such exercise, using the average
market price during the period                                                  -                67               113
                                                                   ---------------   ---------------    --------------

Weighted average number of common and
   common equivalent shares                                                15,462            15,519            15,738
                                                                   ---------------   ---------------    --------------

Net income (loss) per common share, assuming dilution                    $  (0.14)          $  0.18           $  0.10
                                                                   ===============   ===============    ==============

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